EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT

Name                                           Jurisdiction of Incorporation
----                                           -----------------------------

dELiA*s Operating Company                      Delaware
dELiA*s Distribution Company                   Delaware
dELiA*s Retail Company                         Delaware
dELiA*s Properties Inc.                        Delaware
dELiA*s Real Estate Holding Company            Delaware
iTurf Inc.                                     Delaware
iTurf Finance Company                          Delaware
Screeem! Inc.                                  Delaware
Storybook Inc.                                 Delaware
TSI Soccer Corporation                         North Carolina
TSI Retail Company                             Delaware
TSI Real Estate Holding Company                Delaware
dELiA*s Foreign Sales Corporation              Barbados